Exhibit 10.1

198 Inverness Drive West Englewood, CO 80112
December 19, 2005
George A. Burnett
c/o Dex Media, Inc.
198 Inverness Drive West
Englewood, CO 80112
Re: 409A Amendment to Amended and Restated Employment Agreement
     This Letter Agreement confirms the understanding reached between you and Dex Media, Inc., a Delaware corporation (together with any successor thereto, the “Company”) to amend the terms of your continued employment with the Company to address the impact of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). This Letter Agreement constitutes an amendment to that certain Amended and Restated Employment Agreement, dated as of July 15, 2004 (the “Employment Agreement”), as amended by that certain letter agreement between you and the Company, dated October 2, 2005 (the “First Letter Amendment”). This Letter Agreement is intended to comply in good faith with Section 409A and the regulations and other Treasury Department guidance promulgated thereunder. This Letter Agreement shall be effective immediately prior to the consummation of the transactions (the “Merger”) evidenced by that certain Agreement and Plan of Merger by and among the Company, R.H. Donnelley Corporation (“Donnelley”) and Forward Acquisition Corp., a wholly owned subsidiary of Donnelley (the “Merger Agreement”). In the event that the Merger is not consummated, this Letter Agreement shall be void ab initio. Capitalized terms used in this Letter Agreement and not defined herein shall have the meaning given such terms in the Employment Agreement or the First Letter Amendment, as applicable.
1.	409A Amendment. You agree that your Employment Agreement, as amended by the First Letter Amendment, will be hereby amended as follows:
     Notwithstanding anything to the contrary in your Employment Agreement or in the First Letter Amendment, if, upon the advice of its counsel, the Company determines that any payments or benefits to be provided to you pursuant to Section 1 of the First Letter Amendment (the “Severance Payments”) is or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A (“409A Taxes”) if provided at the time otherwise required under Section 1 of the First Letter Amendment, then:
     (a) Payment of the Severance Payments shall be delayed until the date that is six months after the date of your “separation from service” (as such term is defined under Section 409A) with the Company, or such shorter period that, in the opinion of such counsel, is sufficient to avoid the imposition of 409A Taxes (the “Payment Delay Period”).
     (b) The Severance Payments that are subject to the Payment Delay Period shall be increased by an amount equal to interest on such payments for the Payment Delay Period at a rate equal to the short-term Applicable Federal Rate published by the Internal Revenue Service that is applicable during the Payment Delay Period, as compounded semi-annually.
     For the avoidance of doubt, in the event that upon the advice of its counsel, the Company determines that the Severance Payments shall not be subject to a Payment Delay Period, then the full amount of the Severance Payments will be paid to you in lump sum on or prior to the 30th day following the date of your termination of employment.
2.	Employment and Option Agreements. You and the Company acknowledge and agree that, except as provided by this Letter Agreement, the Employment Agreement and the First Letter Amendment shall remain in full force and effect.

3.	Further Assurances. You and the Company agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the terms of this Letter Agreement.
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     Please indicate your acceptance of the terms and provisions of this Letter Agreement by signing both copies of this Letter Agreement and returning one copy to me. The other copy is for your files. By signing below, you acknowledge and agree that you have carefully read this Letter Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it be final and legally binding on you and the Company. This Letter Agreement shall be governed and construed under the internal laws of the State of Delaware and may be executed in several counterparts.

Very truly yours,

/s/ SCOTT BONTEMPO

Name: Scott Bontempo
Title: Senior Vice President - Human Resources

Agreed and Accepted:

/s/ GEORGE A. BURNETT

George A. Burnett